Exhibit 99.1

ContraVir to Expand Hepatitis B Portfolio through Strategic Merger Agreement with Ciclofilin Pharmaceuticals

Conference Call to be Held Today at 8:30 a.m. ET

06:00 ET from ContraVir Pharmaceuticals, Inc.

EDISON, N.J., May 31, 2016 /PRNewswire/ — ContraVir Pharmaceuticals, Inc. (NASDAQ: CTRV), a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies, announced today that it has entered into a definitive merger agreement with privately-held Ciclofilin Pharmaceuticals, Inc. pursuant to which ContraVir will acquire all of the outstanding equity interests in Ciclofilin for the right to receive future milestone payments which will be allocated among the holders of Ciclofilin common stock.  The milestone payments will consist of up to an aggregate $17 million cash and up to 10% of ContraVir’s issued and outstanding common stock as of the closing date of the merger, and will be paid upon the achievement of certain developmental and/or regulatory milestones related to CPI-431-32, Ciclofilin’s lead development candidate.

CPI-431-32 is a next-generation non-immunosuppressive cyclophilin inhibitor shown to have best-in-class potency against hepatitis B virus (HBV) and a significantly larger selective index compared to previously known cyclophilin inhibitors. It is anticipated that this large selective index will provide a meaningful degree of clinical utility in the treatment of chronic HBV infection.  Upon completion of the merger, Ciclofilin’s Founder and CEO Robert Foster, Pharm.D., Ph.D., will join ContraVir in the role of Chief Scientific Officer, and will continue leading the development of CPI-431-32 into IND-enabling studies.

The merger will expand and strengthen ContraVir’s portfolio of complementary antiviral candidates targeting HBV, which includes CMX157, a highly potent lipid conjugate of tenofovir, currently undergoing Phase 1b/2 clinical trials.  ContraVir will remain headquartered in Edison, NJ, and will acquire Ciclofilin’s R&D facilities in Edmonton, Canada.

James Sapirstein, CEO of ContraVir, stated, “Completing this strategic transaction will firmly position ContraVir as an important player in the hepatitis B space.  Similar to our clinical stage candidate CMX157, we will add to our portfolio what we believe is a superior molecule that improves significantly upon the established efficacy and safety of the class of compounds from which it is derived, thereby enhancing its clinical utility as an antiviral.  Furthermore, the mechanism of action of CPI-431-32 is complementary to CMX157, each inhibiting distinct critical steps in the viral life cycle, adding robustness to our HBV portfolio.  We look forward to completing the merger and to continuing the pre-clinical development of CPI-431-32 in preparation for potentially entering the clinic in 2017.”

CPI-431-32 is a highly potent derivative of cyclosporine, yet is engineered to be non-immunosuppressive.  It selectively targets and inhibits host cellular enzymes known as cyclophilins (CyP), which are commonly recruited by HBV and other viruses as part of their normal life cycle.  CPI-431-32 blocks HBV’s ability to “hijack” CyP, and has also been shown to inhibit entry of HBV into liver cells as well as reduce or eliminate production and secretion of key hepatitis B antigens (HBsAg and HBeAg).  In vivo studies also demonstrated CPI-431-32’s ability to reduce liver HBV DNA without significant toxicity.  It is this optimized selective index that distinguishes CPI-431-32 and improves upon previous cyclosporine derivatives.  Cyclosporines have been used clinically for more than 30 years in the field of organ transplant and more recently have been dosed in more than 2,000 patients as a treatment for chronic hepatitis C infection.  Finally, CPI-431-32 is expected to be effective against all HBV genotypes due to the fact that it inhibits host enzymes that are common to the life cycle of all HBV sub-types.

Robert Foster, Pharm.D., Ph.D., Founder and CEO of Ciclofilin, commented, “CPI-431-32 is positioned to be the leading non-immunosuppressive cyclophilin inhibitor antiviral for the treatment of hepatitis B.  My team and I are excited to join ContraVir to accelerate development of this asset, based on ContraVir’s deep understanding of HBV and clear dedication to providing needed therapies for this complex, chronic infection.  Both CPI-431-32 and CMX157 have demonstrated best-in-class potential and have the benefit of positive clinical experience using related compounds, creating a very strong hepatitis B pipeline.”

The merger, which has been approved by the Board of Directors of both companies, is subject to customary closing conditions.  Following the completion of the transaction, Ciclofilin will become a wholly owned subsidiary of ContraVir.

Conference Call Information:

Interested participants and investors may access the conference call by dialing below and requesting to join ContraVir’s conference call:

•                  1-877-870-4263 (U.S.)

•                  1-855-669-9657 (Canada)

•                  1-412-317-0790 (International)

The webcast will be accessible live and archived in the InvestorsContraVir’s website, http://ir.contravir.com/events-webcasts, for 90 days.

A replay of the call will be available for seven days. To access the replay, dial 1-877-344-7529 (U.S.), 1-855-669-9658 (Canada), or 1-412-317-0088 (International) and use the replay access code 10087151.

About ContraVir Pharmaceuticals

ContraVir is a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies with two candidates in mid-to-late stage clinical development. ContraVir’s lead clinical drug, FV-100, is an orally available nucleoside analogue prodrug that is being developed for the treatment of herpes zoster, or shingles, which is currently in Phase 3 clinical development.  In addition to direct antiviral activity, FV-100 has demonstrated the potential to reduce the incidence of debilitating shingles-associated pain known as post-herpetic neuralgia (PHN) in a Phase 2 clinical study.  ContraVir is also developing CMX157, a highly potent analog of the successful antiviral drug tenofovir for the Hepatitis B virus.  CMX157’s novel structure results in decreased circulating levels of tenofovir, lowering systemic exposure and thereby reducing the potential for renal and bone side effects.

Forward Looking Statements

Certain statements in this press release are forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “project” and similar expressions, among others, generally identify forward-looking statements. ContraVir cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the likelihood that the merger is consummated, the expected benefits of the merger and the acquisition by ContraVir of Ciclofilin, challenges to intellectual property, the potential achievement of any milestones, competition from other products, difficulties inherent in the research and development process, adverse litigation or government action, and changes to laws and regulations applicable to our industry. Additional information about the economic, competitive, governmental, technological and other factors that may affect ContraVir’s operations is set forth in ContraVir’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on September 25, 2015. ContraVir undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

For further information, please contact:

Sharen Pyatetskaya
Director of Investor Relations
sp@contravir.com; (732) 902-4028

Tiberend Strategic Advisors, Inc.
Joshua Drumm, Ph.D. (investors)
jdrumm@tiberend.com; (212) 375-2664

Claire Sojda (media)
csojda@tiberend.com; (212) 375-2686

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SOURCE ContraVir Pharmaceuticals, Inc.